Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 13, 2017 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced earnings of $1,386,385 or $0.28 and $0.27 basic and diluted per share, respectively, for the quarter ended June 30, 2017 – an increase of 5.66% from earnings for the quarter ended June 30, 2016 of $1,312,110 or $0.27 and $0.26 basic and diluted per share, respectively. Earnings for the six months ended June 30, 2017 increased $104,627 or 4.17% to $2,612,473 compared to $2,507,846 for the six months ended June 30, 2016. Returns on average assets and average equity for the six months ended June 30, 2017 were 1.26% and 12.47%, respectively, compared with 2016 returns on average assets and average equity of 1.26% and 12.37%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We continue to be the beneficiary of a conservative business model founded on safe and sound banking practices – one that delivers reasonable margins, strong expense control, and excellent asset quality. Ultimately, this has resulted in strong returns on equity and assets that are consistent and allow us to continue rewarding our shareholders – now, for over 30 years. As we move into the second half of the year, we look forward to building on the successes of the first six months and to staying the course with service, responsiveness, and attention to detail."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	June 30,	June 30,
	2017	2016

Shares Outstanding
BKSC Common Stock	4,969,889	4,941,789

Book Value Per Share	$ 8.66	$ 8.40
Total Assets	$ 430,303,999	$ 424,944,857

Three Months Ending

Net Income	$ 1,386,385	$ 1,312,110

Basic Earnings Per Share	$ 0.28	$ 0.27

Diluted Earnings Per Share	$ 0.27	$ 0.26

Weighted Average Shares
Outstanding Basic	4,967,907	4,929,722

Weighted Average Shares
Outstanding Diluted	5,072,908	5,056,523

Six Months Ending

Net Income	$ 2,612,473	$ 2,507,846
Basic Earnings Per Share	$ 0.53	$ 0.51

Diluted Earnings Per Share	$ 0.52	$ 0.50

Weighted Average Shares
Outstanding Basic	4,965,094	4,923,266

Weighted Average Shares
Outstanding Diluted	5,069,024	5,047,601

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500